Third Quarter 2016

Questions and Answers

November 1, 2016

Cautionary Note Regarding Forward-Looking Statements

This document contains information that may constitute “forward-looking statements” within the meaning of Section 27 of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in this report and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its consolidated subsidiaries.

1. Your stock has been very volatile. Why is this so and what are you doing to reduce the impact of cyclicality on your results?

The global steel industry is a cyclical industry and steel selling prices can change fairly quickly. Our operating configuration has significant leverage to steel selling price and volume changes to both the upside and the downside, resulting in significant earnings volatility on a quarter-to- quarter basis. The volatility of our earnings is also affected by the consistency and reliability of our operations. One objective of our Carnegie Way transformation is to create a lower and more flexible cost structure, as well as more flexible and reliable operations in order to mitigate the financial impact of this volatility. We are reducing our break-even point by adjusting our footprint, improving our hot-rolled band costs, and reducing overhead costs. While we cannot control or reduce the cyclicality of the global steel industry, we can control our costs and create a more flexible business model that will produce stronger and more consistent results across industry cycles.

2. Is the Carnegie Way just a cost cutting initiative?

No - it is much more than a cost cutting initiative, improving all our core business processes, including commercial, manufacturing, supply chain, procurement, innovation, and functional support. Carnegie Way is our culture and the way we run the business. We focus on our strengths and how we can create the most value for our stockholders and best serve our customers.

We have achieved sustainable cost improvements through process efficiencies and our investments in reliability centered maintenance (RCM), and we will continue to find process improvements that enable us to better serve our customers and reward our stakeholders. Additionally, if we find that changes cannot be implemented and value cannot be created for our customers and stockholders, we exit those underperforming areas. Opportunities are greatest where we make money for our stockholders and our customers. When we deliver value, we can provide good jobs and benefits to our employees and help support the communities in which we do business.

3. What portion of the Carnegie Way benefits are cash vs. P&L items?

All disclosed Carnegie Way benefits run through P&L, primarily through cost of sales and selling, general and administrative expenses. We also have Carnegie Way projects that generate cash-only benefits, for example working capital projects, but these are not included in our disclosed Carnegie Way benefits.

4. How can investors see the Carnegie Way benefits in your financial results?

When we performed an internal analysis of our 2015 results compared to our 2014 results, we concluded that we are performing better now than we would have in prior periods. This improved performance level is driven by the progress made through our Carnegie Way transformation.

Our methodology included:

•	Removing the price and volume impacts to isolate the cost piece.

•	Deducting major raw materials costs including iron ore, coal, coke, scrap, and natural gas (or in the case of our Tubular segment, substrate costs), which we believe are costs observable to investors.

•	Excluding depreciation and pension and other post-employment benefits (OPEB), which we disclose.

We have more direct control over the majority of the remaining costs. Thus comparing 2015 costs to 2014’s, on a per ton basis, yields a result that is consistent with the Carnegie Way benefits disclosed in 2015. Carnegie Way benefits are enduring benefits, not vagaries tied to economic circumstances or sales negotiations.

5. You have mentioned that there is increased focus on earning economic profit. What is the definition of economic profit?
The term profit typically refers to any positive income for a business enterprise. Economic profit has a higher threshold and refers to income in excess of an enterprise’s weighted average cost of capital, which includes the cost of equity as well as the cost of debt. Economic profit is true value creation as it provides stockholder returns above the weighted average cost of capital.

6. What is the current status of the flat-rolled trade cases?

In an effort to stem the increased flow of unfairly traded corrosion-resistant (CORE), cold-rolled, and hot-rolled steel products into the U.S. market, U. S. Steel, along with other steel producers and the United Steelworkers, filed a series of petitions with the U.S. Department of Commerce (DOC) and the International Trade Commission (ITC). We now have results from the DOC and the ITC in all three of our flat-rolled trade cases, and are pleased to have obtained affirmative decisions in the vast majority of the cases that we brought. These affirmative decisions will directly benefit us by limiting unfairly traded imports from entering our markets and helping to provide a more level playing field.

The following tables summarize the current status of each petition. Please refer to our quarterly report on Form 10-Q for the third quarter for a detailed discussion of International Trade matters.

Corrosion-Resistant

	Countervailing Duties	Antidumping Duties
Country	Final	Final
	July 25, 2016	July 25, 2016
China	39.05 - 241.07%	209.97%
India	8.00 - 29.46%	3.05 - 4.43%
Italy	0.07 - 38.51%	12.63 - 92.12%
Korea	0.72 (de minimis) - 1.19%	8.75 - 47.80%
Taiwan	0.00%	10.34%

Source: Department of Commerce
Cold-Rolled

	Countervailing Duties	Antidumping Duties
Country	Final	Final
	July 14/Sept. 20, 2016	July 17/Sept. 20, 2016
Brazil	11.09 - 11.31%	19.58 - 35.43%
China	256.44%	265.79%
India	10.00%	7.60%
Japan	---	71.35%
Korea	3.91 - 59.72%	6.32 - 34.33%
Russia[1]	---	---
United Kingdom	---	5.40 - 25.56%

Source: Department of Commerce
Hot-Rolled

	Countervailing Duties	Antidumping Duties
Country	Final	Final
	October 3, 2016	October 3, 2016
Australia	---	29.58%
Brazil	11.09 - 11.30%	33.14 - 34.28%
Japan	---	4.99 - 7.51%
Korea	3.89 - 58.68%	3.89 - 9.49%
Netherlands	---	3.73%
Turkey[2]	---	3.66 – 7.15%
United Kingdom	---	33.06%

Source: Department of Commerce
1 In its final phase investigation, the ITC issued a negative injury determination against Russia. Thus, no AD or CVD Orders were issued against Russia. The DOC’s final countervailing duty rates for Russia were between 0.62 (de minimis) - 6.95% and the final antidumping duty rates for Russia were between 1.04 (de minimis) - 13.36%.
2 In its final phase investigation, the ITC found that imports of hot-rolled steel that were found to be subsidized by the government of Turkey were negligible. Therefore, no CVD order was issued against Turkey.

7. What are the latest developments regarding the Vietnam circumvention trade case?

In September 2016, U. S. Steel, along with other steel producers, filed requests with the DOC to investigate whether imports of cold-rolled steel and CORE steel from Vietnam are circumventing existing antidumping / countervailing duty orders on these products from China. These cases were brought to address concerns that Chinese producers have been diverting merchandise to Vietnam to undergo minor processing, before exporting these products to the United States. Within 45 days of filing, the DOC will determine whether to initiate the request for a circumvention ruling and whether to issue a simultaneous preliminary determination that leads to the suspension or liquidation of imports of these products. The entire proceeding should be completed within 300 days, unless the deadline is extended by the DOC. A link to the filing is available on the DOC’s electronic filing site (https://access.trade.gov/). Applicable case numbers include: A-570-026, C-570-027, A-570-029, and C-570-030.

8. What is the current status of your Section 337 filing?
In April 2016, U. S. Steel launched a case under Section 337 of the Tariff Act of 1930 against ten of the eleven largest Chinese producers and their distributors. The complaint alleges three causes of action: 1) illegal conspiracy to fix prices and control output and export volumes; 2) the theft of trade secrets through industrial espionage; 3) circumvention of duties by false labeling and transshipment. On May 26, 2016, the ITC instituted an investigation on all three causes. The remedy sought in the petition is the barring of Chinese steel and alloy products from the U.S. market. Of the original forty named respondents, twenty Chinese producers and distributors failed to appear and defaults have been entered against them, including the ninth largest steel company in China (which is also the eighteenth largest in the world). The case is now in the discovery phase. There are three pending, fully briefed motions before the Administrative Law Judge. Chinese respondents have filed motions to terminate the price fixing and the false designation of origin claims, and U. S. Steel has filed a motion to compel the production of documents.

9. How are the Commercial Entities improving the Company and how has the strategy evolved?

Our Commercial Entities are helping us get closer to our customers and driving an increased focus on quality and delivery to meet their needs. Since the formation of our Commercial Entities was announced in November 2014, we have placed high-priority on integrating with and listening to our customers to find out what they need from U. S. Steel, where they are headed in terms of product development and how we can create value in helping them get there. This enhanced engagement over the past two years resulted in specific capital investments that we are making to respond to our customers’ requests. In August 2016, we completed a stock offering, the net proceeds of which we intend to use, in part, to fund these investments.

10. How are you responding to the threat from aluminum in the auto industry?

We currently expect that advanced high strength steel (AHSS) demand in automotive could grow over the next 5 years. We believe AHSS provides a strong and viable solution for our customers and we are leading the development and commercialization of AHSS in North America.

The continued development of AHSS, particularly Generation 1 Plus and Generation 3 AHSS, enables us to provide our automotive customers with a steel intensive total vehicle solution. These solutions will help our customers meet the increased CAFÉ and safety standards of future vehicles at a very attractive and competitive value proposition compared with potential alternative materials.

We have made progress developing AHSS for automotive applications up to and including Generation 3 steels that possess unique properties in terms of strength, formability and toughness for light weighting and crash worthiness. We are working closely with customers on specific applications for their use incorporating advanced analytic techniques for geometry, grade and gauge redesign.

11. What steps have you taken to mitigate the losses from the Tubular segment?

Our Tubular segment continues to experience steep financial losses. We have taken swift and meaningful steps to stem these losses while still serving our customers. We addressed losses in our Tubular segment by idling certain facilities within the segment. We also reduced overhead costs at both the segment and corporate level. These actions are the latest in our ongoing adjustment to operations due to challenging market conditions.

12. Given the current state of the energy market and the challenges for the Tubular segment, are you considering selling these assets? Are you considering any other asset sales?

We continuously evaluate potential strategic and organizational opportunities, which may include the acquisition, divestiture or consolidation of certain assets. We are focused on creating value, and are compelled to consider any strategic options that have the potential to increase value to our stockholders. We have had indications of interest over the years for many of our assets. As with any business decision, we evaluate these opportunities through the lenses of value creation, strategic fit, feasibility, and risk. As we have demonstrated over the last several years, if we do not have line of sight to economic profit for any of our businesses or assets, we will move decisively to protect the interests of our stockholders.

13. What would it take to resume the electric arc furnace project at Fairfield?

On December 21, 2015, we announced the decision to postpone the construction of the electric arc furnace (EAF) due to continued challenging market conditions in both the oil and gas and steel industries. A decision to resume the EAF project would require a significant turnaround in the oil and gas market, most likely driven by a sustained increase in oil prices that would serve as the impetus needed to bring rigs back online.

14. What was your utilization rate in 3Q 2016, excluding the temporarily idled Granite City Works?

Our reported Flat-Rolled raw steel capability utilization rate in 3Q 2016 was 64% based on 17 million net tons of annual capacity. To calculate the utilization rate of our active mills, exclude the 2.8 million net tons of annual capacity at Granite City. This would result in an adjusted utilization rate of 77%.

15. Where do lead times currently stand?

Lead times for hot-rolled coil products are currently approximately four weeks. Cold-rolled and coated products are approximately seven weeks.

16. What is your exposure to changes in global metallurgical coal costs?

Due to the depressed coal market prices in early 2016, coal company bankruptcies, and the potential threat to the short and long term supply of coal to our domestic cokemaking facilities, we entered into arrangements with our coal suppliers to ensure the continuity of the coal supply to our domestic cokemaking facilities. Some of our arrangements involve both supply and price certainty that extend beyond the current year.

We are currently in negotiations for our 2017 domestic coal requirements that are not covered by the arrangements described above. We will provide guidance on our 2017 domestic coal prices after we have concluded our negotiations. Historically we have been in a position to provide guidance on our January earnings conference call and webcast.

Our annual coal requirements have decreased as we permanently shutdown cokemaking capacity concurrent with the permanent shutdown of steelmaking capacity in 2014. Our current domestic cokemaking operations, plus the Suncoke Gateway operations, running at full capacity would consume approximately 6.5 to 7.0 million tons of coal annually, which would support approximately 16 million tons of raw steelmaking capacity.

We purchase coal for our European operations under arrangements that typically have quarterly pricing resets. We are currently in negotiations for our first quarter 2017 European coal requirements. Our European cokemaking operations running at full capacity would consume approximately 2 million tons of coal annually, which would support approximately 4.5 million tons of raw steelmaking capacity.

17. What is the status of the U. S. Steel Canada (USSC) Companies’ Creditors Arrangement Act (CCAA) process?

As part of the CCAA proceedings, two separate sales and restructuring processes were conducted. The most recent process has resulted in an approved bidder, Bedrock Industries Group LLC (Bedrock), submitting a bid to purchase and operate USSC. We have agreed to proposed terms with Bedrock regarding the sale and transition of USSC to Bedrock. Should the Ontario Court approve Bedrock’s bid, and the transaction ultimately close, we expect to receive approximately $126 million in satisfaction of the full value of our secured claims, including accrued interest. The proposed terms of the agreement also provide for a release of all claims against us regarding environmental, pension and other liabilities. We also expect to enter into an agreement to supply all of the iron ore requirements at the acquired USSC operations through 2021.

18. What were your debt repurchases in the third quarter?

During the third quarter, we repurchased $62 million of principal of our senior notes through a series of open market purchases, at a cost of $61 million.

19. How much stock did you issue in the third quarter?

On August 15, 2016 we issued approximately 21.7 million shares of common stock at a price of $23.00 per share in an underwritten public offering. The transaction resulted in net proceeds of approximately $482 million.

On August 2, we made a voluntary contribution of approximately 3.8 million shares of common stock to the U. S. Steel Retirement Plan Trust, the funding vehicle for our main defined benefit pension plan. As of October 27, 2016 we had 172,459,063 shares of common stock outstanding.

20. What is proxy access and why did you adopt a proxy access By-Law provision?

Proxy access refers to a provision that allows certain qualifying stockholders to include their own director nominees in our proxy statement in opposition to the Board of Directors’ nominees. In response to recent feedback we have received from our stockholders, the Board of Directors approved an amendment to our By-Laws to implement proxy access. The provision permits a stockholder, or a group of stockholders, owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials, directors (up to maximum of 20% of the board), provided that the stockholders(s) and the nominee(s) satisfy certain requirements. The full text of our Amended and Restated By-Laws has been filed with the Securities and Exchange Commission.